EXHIBIT 10.5

                                                              EXECUTION DOCUMENT

                      CHANGE IN CONTROL SEVERANCE AGREEMENT

      THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this "Agreement") is made and entered into as of _________________, 2008 (the "Effective Date") by and between BECKY ILIFF ("Executive") and COSI, INC., a Delaware corporation (the "Company").

                                    RECITALS:

      WHEREAS, the Board of Directors of the Company (the "Board") has approved a Change in Control agreement to provide Executive with certain benefits upon termination of employment (in certain circumstances).

                                   AGREEMENT:

      NOW, THEREFORE, In consideration of the mutual covenants herein contained and the continued employment of Employee by the Company, the parties hereto agree as follows:

      1. Term of Agreement. This Agreement shall commence on the Effective Date and continue in effect through December 31, 2011; provided, however, the term of this Agreement shall automatically be extended for one year beyond December 31, 2011 and successive one year periods thereafter, unless, not later than, September 30, 2010 (for the additional year ending on December 31, 2012) or September 30 of each year thereafter (for each subsequent extension), the Company shall have given notice that it does not wish to extend this Agreement for an additional year, in which event this Agreement shall continue to be effective until the end of its then remaining term; provided, further, that notwithstanding any such notice by the Company not to extend, if a Change in Control shall have occurred during the original or any extended term of this Agreement, this Agreement shall continue in effect for a period of twelve (12) months beyond such Change of Control.

      2. Change in Control. No benefits shall be payable hereunder unless there shall have been a Change in Control of the Company. For purposes of this Agreement, a "Change in Control" shall mean the date on which the earlier of the following events occur: (a) the acquisition by any entity, person or group (other than ZAM Holdings, L.P., LJCB Nominees Pty Ltd., Charles G. Phillips, or any entity related to any such party) of beneficial ownership, as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, of more than 50% of the outstanding capital stock of the Company entitled to vote for the election of directors ("Voting Stock"); (b) the merger or consolidation of the Company with one or more corporations or other entity as a result of which the holders of outstanding Voting Stock of the Company immediately prior to such a merger or consolidation hold less than 60% of the Voting Stock of the surviving or resulting corporation or any direct or indirect parent corporation or entity of such surviving or resulting entity; (c) the sale or transfer of all or substantially all of the property of the Company other than to an entity of which the Company owns at least 80% of the Voting Stock; or (d) during any period of twenty-four (24) consecutive months, the individuals who, at the beginning of such period, constitute the Board of Directors (the "Incumbent Directors") cease for any reason other than death to constitute at least a majority thereof; provided, however, that a director who was not a director at the beginning of such 24-month period shall be deemed to have satisfied such 24-month requirement (and be an Incumbent Director) if such director was elected by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually (because they were directors at the beginning of such 24-month period) or through the operation of this proviso. Notwithstanding the foregoing, a Change in Control shall not include any acquisition in which Executive is a member of the acquiring group or an officer or owner of the acquiring entity.

      3. Termination Following a Change in Control. If any of the events described in Section 2 above constituting a Change in Control shall have occurred, Executive shall be entitled to the payments and benefits provided in
Section 4(i) below upon the subsequent termination of Executive's employment with the Company during the term of this Agreement unless such termination is
(A) a result of Executive's death, (B) by Executive without Good Reason, or (C) by the Company for Disability or for Cause.

            (i) Disability. For purposes of this Agreement, "Disability" shall mean Executive's physical or mental disability such that Executive is and has been continuously for at least six (6) months unable to perform the duties and services required in the performance of Executive's job function, and Executive is determined to be eligible or long-term disability benefits under the Company's long-term disability benefits plan in effect from time to time.

           Any question as to the existence of Executive's Disability upon which Executive and the Company cannot agree shall be determined by a qualified independent physician selected by Executive and approved by the Company, said approval not to be unreasonably withheld. The determination of such physician made in writing to the Company and to Executive shall be final and conclusive for all purposes of this Agreement.

           (ii) Cause. For purposes of this Agreement, "Cause" shall mean only one or more of the following:

                  (A) Executive shall be convicted of, or plead guilty or nolo contendere to, a felony;

                  (B) Executive shall willfully neglect or fail to perform the duties and services required in the performance of Executive's job function, provided that written notice from the Company specifying such neglect or failure and a reasonable opportunity to cure, up to but not to exceed thirty (30) days, has been delivered to Executive and such willful neglect or failure to perform shall continue beyond such specified cure period; and/or

                  (C) Executive shall commit any fraud, embezzlement or other act of intentional dishonesty against the Company, or shall attempt to profit from any transaction in which the Company is a participant and in which Executive has an undisclosed interest adverse to the Company.

            (iii) Good Reason. Executive shall be entitled to terminate employment with Good Reason. For purposes of this Agreement, "Good Reason" shall mean the occurrence, without Executive's express written consent, of only one or more of the following circumstances unless, in the case of Sections 3(iii)(A), (B), (C) or (D) below, such circumstances are fully corrected within thirty (30) days after the date of such Notice of Termination (as defined in Section 3(iv) below) given in respect thereof.

                  (A) A material diminution in Executive's duties or
            responsibilities from those in effect immediately prior to the Change in Control, or the failure by the Company to permit Executive to exercise such responsibilities as are consistent with Executive's position (as it existed immediately prior to the Change in Control);

                  (B) A reduction in the amount of Executive's annual base
            salary (as in effect on the date hereof and as the same may be increased from time to time) or potential annual bonus (at the rate in effect on the date hereof and as the same may be increased from time to time) or the discontinuation by the Company of all healthcare and medical benefits plans in which Executive is participating unless the Company has increased Executive's salary to offset and compensate Executive for the cost of such discontinued healthcare and medical benefits or has otherwise provided substantially similar healthcare and medical benefits to Executive;

                  (C) The failure by the Company to make a bi-weekly base salary payment to Executive when due in accordance with the Company's regular payment practices in effect from time to time;

                  (D) The relocation of the Company's Support Center and
            Executive's office more than fifty (50) miles outside of the City of Chicago and the Chicagoland area by decision of the Board, or a committee thereof, where Executive was not consulted about or given an opportunity to participate in such decision;

                  (E) The failure of the Company to obtain a satisfactory
            agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 below; or

                  (F) Any purported termination of Executive's employment by the
            Company which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(iv) below. For purposes of this Agreement, no such purported Termination shall be effective;

            (iv) Notice of Termination. Any purported termination of Executive's employment by the Company or by Executive shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 6 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail (other than with respect to a Good Reason termination pursuant to Section 3(iii)(F) above) the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

            (v) Date of Termination. For purposes of this Agreement, "Date of Termination" shall mean the date specified in the Notice of Termination, which shall not be less than any applicable cure periods specified in
      Section 3 above.

      4. Compensation upon Termination Following a Change in Control.

            (i) Following a Change in Control of the Company, as defined in
      Section 2 above, if Executive's employment by the Company shall be terminated (other than for death or Disability) by (i) the Company other than for Cause or (ii) Executive with Good Reason, then Executive shall be entitled to the following payments and benefits:

                  (A) Commencing on the Date of Termination and continuing for a period of nine (9) months ("Compensation Continuation Period"), the Company shall continue to pay to Executive his or her base salary (as in effect immediately prior to such termination), less applicable withholding taxes, payable in bi-weekly installments (each a "Salary Continuation Payment"), provided that, if Executive is employed by another employer, Salary Continuation Payments made after payment of nine (9) bi-weekly Salary Continue Payment installments have been made shall be subject to reduction by the amount of Executive's then-current bi-weekly base salary.

                  (B) If Employee timely elects to continue medical and health benefits pursuant to the Consolidated Omnibus Reconciliation Act of 1985, as amended ("COBRA"), the Company shall reimburse Executive for, or otherwise shall pay, the COBRA premiums from the Date of Termination until the earlier of (1) the nine (9) month anniversary of the Date of Termination or (2) the date on which Executive becomes eligible for healthcare benefits under a health and welfare plans offered by another employer. After expiration of the Compensation Continuation Period, in accordance with COBRA rules, Executive may, at Executive's option and expense, continue such coverage at Executive's expense without reimbursement by the Company.

                  (C) The Company shall also pay to Executive, no less
            frequently than monthly, all legal fees and expenses reasonably incurred by Executive in connection with this Agreement (including all such fees and expenses, if any, incurred in contesting or disputing the nature of any such termination for purposes of this Agreement or in seeking to obtain or enforce any right or benefit provided by this Agreement); provided, however, that if a determination is made by the arbitrator selected under Section 11 hereof that Executive acted in a frivolous manner in contesting or disputing such termination or seeking to obtain or enforce such right or benefit, the Company shall not be liable to pay such legal fees or expenses otherwise provided for thereunder and the Company shall be entitled to recover from Executive any such amounts so paid (either directly or, except as would violate the requirements of Section 409A(a)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), by setoff against any amounts then owed Executive by the Company). Notwithstanding the penultimate sentence of Section 7, no reimbursement pursuant to this Section 4(i)(C) shall be paid later than the last day of the tenth (10th) calendar year following the calendar year in which the applicable statute of limitations for breach of contract claims expires or, if later, the last day of the calendar year following the calendar year in which there is a settlement or other final and nonappealable resolution of the related contest or dispute.

            (ii) Notwithstanding the foregoing provisions of this Section 4, if, as of the Separation from Service Date, Executive is a Specified Employee, then, except to the extent that this Agreement does not provide for a "deferral of compensation" within the meaning of Section 409A of the Code, the following shall apply:

                  (A) No payments shall be made and no benefits shall be
            provided to Executive, in each case, during the period beginning on the Separation from Service Date and ending on the six-month anniversary of such date or, if earlier, the date of Executive's death.

                  (B) On the first business day of the first month following the month in which occurs the six-month anniversary of the Separation from Service Date or, if earlier, Executive's death, the Company shall make a one-time, lump-sum cash payment to the Executive in an amount equal to the sum of (x) the amounts otherwise payable to the Executive under this Agreement during the period described in
            Section 4(i)(A) above and (y) the amount of interest on the foregoing at the applicable federal rate for instruments of less than one year.

     For purposes of this Agreement, "Separation from Service Date" shall mean the date of the Executive's "separation from service" within the meaning of
Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code. "Specified Employee" shall mean a "specified employee" within the meaning of Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Company and then in effect.

      5. Successors; Binding Agreement.

            (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company is required to perform it. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Executive to compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder if Executive had terminated Executive's employment with Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            (ii) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there is no such designee, to Executive's estate.

      6. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (i) upon delivery when delivered by hand, (ii) the next business day if sent by overnight delivery service by a nationally recognized courier, or (iii) five (5) days after deposit in the U. S. Mail, as evidenced by the postmark, if mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

      To the Company:                      To Executive:
      ---------------                      -------------

      Cosi, Inc.
      1751 Lake Cook Road, 6th Floor       At the notice address set forth
      Deerfield, IL  60015                 under Executive's signature on the
      Attn:  CORPORATE SECRETARY           signature page hereof.

      With a copy to:
      ---------------

      Cosi, Inc.
      1751 Lake Cook Road, 6th Floor
      Deerfield, IL  60015
      Attn:  GENERAL COUNSEL

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

      7. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any conditions or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal laws of the State of Illinois, without regard to its conflict of law provisions. This Agreement is intended to satisfy the requirements of Section 409A of the Code with respect to amounts subject thereto and shall be interpreted and construed and shall be performed by the parties consistent with such intent, and the Company shall have no right to accelerate any payment or the provision of any benefits under this Agreement or to make or provide any such payment or benefits if such payment or provision of such benefits would, as a result, be subject to tax under Section 409A of the Code. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state, local or other applicable law. Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to Executive pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Company covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a "deferral of compensation" within the meaning of Section 409A of the Code. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement. The Recitals set forth above are hereby incorporated into and made an integral part of this Agreement.

      8. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

      9. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

      10. Arbitration; Indemnification.

            (i) Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in accordance with the rules of the American Arbitration Association then in effect applicable to disputes involving an employee and employer. Judgment may be entered on the arbitrator's award in any court having jurisdiction. In selecting the arbitrator, each of the Company and Executive would select one person to serve as an arbitrator, who would have to be accepted by the other party (such acceptance not to be unreasonably withheld). Once the two arbitrators had been selected, they would select a third arbitrator, who would have no affiliation to either of them or either party. And such third arbitrator shall be the arbitrator who determines the claim presented for arbitration.

            (ii) Following any termination of employment of Executive, the Company shall indemnify and hold harmless Executive in accordance with and to the fullest extent permitted under the Company's by-laws (as in effect prior to the Change in Control), any indemnification agreement between Executive and the Company, and applicable law.


      11. Entire Agreement. This Agreement constitutes the entire understanding between the parties with respect to Executive's severance pay in the event of a termination of Executive's employment with the Company, superseding all negotiations, prior discussions and preliminary agreements, written or oral, concerning said severance pay. Notwithstanding any provision of this Agreement, the obligations of the Company to make payments to Executive and to make the arrangements, provided for herein are absolute and unconditional and may not be reduced by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or any third-party at any time.

      12. Further Action. The Company shall take any further action necessary or desirable to implement the provisions of this Agreement or perform its obligations hereunder (including, without limitation, amending any stock option or stock bonus plan, or any other applicable plan, program or arrangement or obtaining any necessary consents or approvals in connection therewith).

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

EXECUTIVE:                            COMPANY:

                                      COSI, INC.

                                      By:
-----------------------------------        -------------------------------------
Name:  BECKY ILIFF                    Name:
Title:  V. P. PEOPLE                  Title:

Address for Notices:                  Address for Notices:
__________________________________
__________________________________    See Section 6 above.
__________________________________
T:  ______________________________    Main No. (847) 597-8800 or (847) 444-3200
F:  ______________________________
E:  ______________________________